                                                                    EXHIBIT 23.1





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the use of our report and to all references to our Firm included in or made a part of the Forms S-8 made by Xeta Technologies, Inc. on August 28, 1995 and August 25, 2000. It should be noted that we have not audited any financial statements of the Company subsequent to October 31, 2000, or performed any audit procedures subsequent to the date of our report.



                                                       ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
March 19, 2001